[Letterhead of Jones, Jensen & Company, LLC]

February 18, 1998


              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

As independent certified public accountants, we hereby consent to the use of our audit report dated June 26, 1997 (and to all references to our Firm) included in or made a part of the Form S-8 registration statement of China Food and Beverage Company (Formerly OMAP Holdings Incorporated and Subsidiaries.)


/s/ Jones, Jensen & Company
    Jones, Jensen & Company